EXHIBIT (a)(1)(F)
Apax Partners Launches $28.50 Per Share Cash Tender Offer
For All Outstanding Shares of Bankrate, Inc.
New York, July 28, 2009—BEN Merger Sub, Inc. and BEN Holdings, Inc., corporations formed for the purpose of acquiring Bankrate, Inc. (Nasdaq: RATE), today announced that in accordance with the previously announced Agreement and Plan of Merger, dated as of July 22, 2009, entered into by BEN Holdings, BEN Merger Sub and Bankrate, they have commenced a tender offer to acquire all of the outstanding shares of Bankrate’s common stock for $28.50 per share in cash. BEN Merger Sub and BEN Holdings are wholly-owned subsidiaries of funds advised by Apax Partners, a global private equity firm with over $35 billion in funds under advice and significant expertise in financial services and media. The aggregate value of the proposed transaction is approximately $570.8 million excluding transaction fees and expenses.
Upon the successful closing of the tender offer, shareholders of Bankrate will receive $28.50 in cash for each share of Bankrate common stock tendered in the offer, without interest and less any applicable withholding taxes. Following completion of the tender offer, under the terms of the merger agreement BEN Merger Sub will complete a second-step merger in which any remaining common shares of Bankrate will be converted into the right to receive the same per share price paid in the offer.
The tender offer is conditioned upon, among other things, there being validly tendered in accordance with the terms and conditions of the tender offer and not withdrawn prior to the expiration of the offer at least a majority of the outstanding Bankrate shares, which is the minimum number of Bankrate shares required to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement pursuant to the organizational documents of Bankrate and the Florida Business Corporation Act. This condition may be waived by BEN Merger Sub, at its sole option, if the number of Bankrate shares validly tendered and not withdrawn is at least equal to the difference between (x) a majority of the outstanding Bankrate shares, less (y) the number of Bankrate shares subject to support agreements entered into by certain directors and officers of Bankrate.
Today, BEN Merger Sub and BEN Holdings are filing with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO that provides the terms of the tender offer. Bankrate is also filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of Bankrate’s board of directors that Bankrate shareholders accept the tender offer and tender their shares to BEN Merger Sub. As previously disclosed, the board of directors of Bankrate has unanimously approved the transaction.
The tender offer will expire at midnight New York City time on August 24, 2009, unless extended in accordance with the terms of the merger agreement and the applicable rules and regulations of the SEC. The offer to purchase and related documents in connection with the tender offer contain other important terms and conditions with respect to the tender offer and should be carefully reviewed by shareholders.
About Apax Partners
Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice and management of Apax Partners globally total over $35 billion. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. Significant recent investments by the Apax Partners Media and Financial & Business Services teams include: Trader Media, EMap, Cengage Learning, Travelex, Hub International, Global Refund and Azimut. For more information visit: www.Apax.com.
About Bankrate, Inc.
The Bankrate network of companies includes Bankrate.com, Interest.com, Mortgage-calc.com, Nationwide Card Services, Savingforcollege.com, Fee Disclosure, InsureMe, CreditCardGuide.com and Bankaholic.com. Each of these businesses helps consumers make informed decisions about their personal finance matters. The company’s flagship brand, Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. Bankrate.com is the leading aggregator of rates and other information on more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2008, Bankrate.com had nearly 72 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: TWX), The Wall Street Journal and The New York Times (NYSE: NYT). Bankrate.com’s information is also distributed through more than 500 newspapers.
Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Bankrate. BEN Merger Sub and BEN Holdings have filed a tender offer statement with the SEC, and will mail an offer to purchase, forms of letter of transmittal and related documents to Bankrate shareholders. Bankrate has filed with the SEC, and will mail to Bankrate shareholders, a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and shareholders of Bankrate are urged to read them carefully when they become available.
These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 or by calling toll-free (888) 750 5834. You may also read and copy the solicitation/recommendation statement and any reports, statements and other information filed by Ben Merger Sub or Bankrate with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Forward-Looking Statements
This announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. The forward-looking statements herein include, among others, statements about BEN Holdings’ and BEN Merger

Sub’s beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted following announcement of the merger agreement; (3) the inability to complete the offer or complete the merger due to the failure to satisfy other conditions required to complete the offer and the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the offer and the merger; (5) the ability to recognize the benefits of the merger; and (6) the amount of the costs, fees, expenses and charges related to the offer and the merger. Many of the factors that will determine the outcome of the subject matter of this press release cannot be controlled or predicted.